Exhibit 99.2

SurgePays, Inc. (SURG) Q1 2026 Earnings Call May 15, 2026 11:00 AM EDT

Company Participants

Kevin Cox - CEO & Director

Chelsea Pullano - Interim Chief Financial Officer

Conference Call Participants

Valter Pinto - Kanan, Corbin, Schupak & Aronow, Inc.

Edward Woo - Ascendiant Capital Markets LLC, Research Division

Presentation

Operator

Good morning, welcome to the SurgePays Incorporated’s first quarter 2026 financial results conference call. At this time, all participants are on a listen-only mode, and a question and answer session will follow management’s prepared remarks. Please note, this event is being recorded. I would now like to turn the conference over to Valter Pinto with KCSA Strategic Communications. Valter, please go ahead.

Valter Pinto

Managing Director, KCSA Strategic Communications

Thank you, operator. Good morning, everyone. Welcome to the SurgePays first quarter 2026 financial results conference call. Joining me on the call today are Brian Cox, Chief Executive Officer, and Chelsea Pullano, Interim Chief Financial Officer. Before we begin, I’d like to remind everyone that statements made on this call that are not historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Additional information about these risks is included in the company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. The company undertakes no obligation to update these statements except as required by law.

With that, I’d like to now turn the call over to Brian Cox. Brian, please go ahead.

Brian Cox

CEO, SurgePays

Thank you, Valter, good morning, everyone. Thank you for joining us today. The first quarter of 2026 is the quarter where diversification work of the last 12 months becomes visible in the numbers. Revenue grew approximately 51% year-over-year to $16 million, driven by an approximately 71% increase in point-of-sale and prepaid services. At the same time, the cost discipline we set in motion in 2025 reached our general and administrative expense line, which declined approximately 25% year-over-year. Today, SurgePays operates with multiple revenue channels working in parallel. Total wireless subscriber lines across our LinkUp Mobile and Torch Wireless brands surpassed 200,000 subscribers during the quarter. Our point-of-sale platform continues to scale across a retail footprint of more than 9,000 convenience store locations nationwide.

We have added new monetization channels on top of that footprint, including a stored value and loyalty program and a managed marketing services platform for the in-store media network we launched during the quarter. We have rebuilt the top of our acquisition funnel through ProgramBenefits.com, which is now serving as both a unified intake and decisioning platform and a monetization layer for the subscribers it brings in. The way to think about this business is straightforward. Every consumer SurgePays acquires can now be paired with additional financial and benefit products distributed through the same platform. That is the compounding model we designed. Q1 is the first quarter where you can see it forming in the financials, and we’re going to walk you through each one of the operating pieces that drove that.

There are five operating themes that define the first quarter and that frame how we expect the rest of the year to unfold. First, wireless subscriber growth. Total wireless subscriber lines across our LinkUp Mobile and Torch Wireless brands surpassed 200,000 during this quarter. That’s a milestone the team has worked toward for several quarters, and it reflects the operational work we have done to scale the prepaid wireless business in-house. To press that momentum further, we initiated a buy one, get one promotional campaign in our prepaid wireless business designed to drive subscriber growth and increase market penetration across our retail and digital channels. Second, the customer acquisition engine. This is one of the most important shifts inside the company, and I want to spend a minute on it. During the first quarter, we transitioned subscriber acquisition to our in-house growth marketing team.

For the past five years, this has been outsourced to third-party ad agencies. Since that transition, we have reduced cost per lead by approximately 28%, cost per enrollment is down approximately 48%, and our lead -to-enrollment conversion rate is up approximately 39%. We are paying less to acquire each new customer. Fewer of those leads fall out of the funnel, and the customers we bring on cost materially less than they did one quarter ago. Our marketing team is winning. That is a structural improvement in unit economics that’s impactful now, but even more so as we ramp up our sales push. On top of that engine, we have continued to scale ProgramBenefits.com as both a unified intake and decisioning platform and as a monetization layer for the subscriber base.

Internal upsells, top-up cross-sell, affiliate offers, and data partnership initiatives are now generating revenue against those subscribers. This partially offsets the acquisition costs. In other words, the funnel is starting to pay for itself, and our end-of-year goal is to continue improving this funnel, so we effectively eliminate our cost to acquire customers entirely. Third, wholesale distribution expansion. During the period, we closed six new wholesale distribution partners, including three master agent agreements covering an aggregate of more than 3,000 retail locations under contract and three other independent sales organization agreements. Onboarding is underway, with initial volume contribution expected during the second quarter of 2026. The independent sales organization additions alone are expected to lift monthly prepaid top of volume on our distribution platform by approximately 30% once fully integrated. We have spent years building this retail infrastructure. Once the infrastructure has been built, it’s simple math.

With retail channel side execution and more locations offering LinkUp, incremental sales volume increases continually and in proportion. Fourth, retail infrastructure monetization. We launched a fully integrated stored value and loyalty program enabling merchants to offer branded gift cards, store credit, and loyalty programs through the SurgePays point-of-sale system. We also deployed our managed marketing services platform, which converts standard smart TVs mounted in the store into a media network we control for both our products and third-party ads. Both of these are revenue streams that did not exist a year ago and are now being layered onto our same retail footprint. Fifth, strategic partnerships and platform. We continued to advance our previously announced strategic relationship with Alpha Modus Holdings.

As we disclosed in the press release, that framework was executed subsequent to the quarter end on May 1st, and the joint pilot launch was announced on May 12th. Also during the period, we executed signed wholesale contracts with multiple MVNO and MVNE customers on our HERO Wireless platform. Counterparties are at various stages of technical integration through API connectivity, and one customer has already taken delivery of custom SIM cards in advance of their launch. We expect initial customer rollouts on the HERO platform during the second quarter of 2026, with wholesale wireless revenue contribution anticipated to be reflected in the third quarter 2026 results. Finally, we advanced a real-time AI decisioning platform built on ProgramBenefits.com and our nationwide retail network designed to expand each customer interaction into a multi-product revenue opportunity across wireless, financial services, and other essential offerings.

This is the connective tissue between the acquisition engine, the retail platform, and the wholesale relationships I just described. With that as the operating backdrop, let me turn the call over to Chelsea Pullano, our Interim Chief Financial Officer, to walk through the first quarter financial results in more detail. Chelsea.

Chelsea Pullano

Interim CFO, SurgePays

Thank you, Brian, and good morning, everyone. Turning to our first quarter 2026 financial results. Revenue for the three months ended March 31st, 2026 was $16 million compared to $10.6 million in the prior year period, an increase of approximately 51% year-over-year. The growth was driven primarily by an approximately 71% increase in our point-of-sale and prepaid services. General and administrative expenses were approximately $3.5 million in the first quarter compared to approximately $4.6 million in the prior year period, a decrease of approximately 25%. This decline reflects the cost discipline we initiated in 2025 and which is now visible in the reported results. Loss from operations was approximately $11.2 million in the first quarter compared to approximately $7.6 million in the prior year period.

This change primarily reflects the mix of revenue growth against the current cost of revenue, along with increased interest expense and non-cash items. Interest expense, including amortization of debt discount, was approximately $0.9 million in the first quarter compared to approximately $0.1 million in the prior year period, reflecting the financing activity executed across the second half of 2025 and into 2026. Net loss available to common stockholders for the first quarter was approximately $12.1 million or $0.51 per basic and diluted share, compared to approximately $7.6 million or $0.38 per share in the prior year period. Turning to cash flow. Net cash used in operating activities improved to approximately $4.6 million in the first quarter compared to approximately $7.0 million in the prior year period.

Net cash provided by financing activities was approximately $5 million. Net change in cash equivalents and restricted cash was a + $0.4 million for the quarter. On the balance sheet, cash and cash equivalents were approximately $2 million at March 31st, 2026, and total cash equivalents and restricted cash were approximately $2.4 million at quarter end. With that, I will turn the call back over to Brian for closing remarks.

Brian Cox

CEO, SurgePays

Thank you, Chelsea. Let me close with how I am thinking about the rest of the year. We expect continued revenue growth driven by our point of sale and prepaid services, supported by the buy one get one wireless campaign and the wholesale distribution channel I described earlier. The six new distribution partners we signed during the quarter, the three major, excuse me, master agents and three independent sales organizations are onboarding now, with initial volume contribution expected in the second quarter and ramping through the back half of the year as the master agent locations come online. We expect ongoing benefit on the general and administrative line from cost discipline framework that we put in place in 2025, with G&A continuing to scale at a slower rate than revenue. We expect the customer acquisition engine to keep compounding.

The approximately 28% cost per lead reduction, approximately 48% cost per enrollment induction, and approximately 39% conversion lift we delivered in the first quarter were not a one-time campaign. Those metrics reflect a permanent operational change in how we acquire and convert customers. As ProgramBenefits.com matures as both an intake platform and a monetization layer, we expect that engine to keep paying down its own acquisition costs. We expect our new monetization layers, including the stored value and loyalty platform and the managed marketing services platform, to contribute incremental revenue streams as they mature through the balance of the year. On the wholesale side, the HERO Wireless customer rollouts we have under contract are expected to begin during the second quarter, with wholesale wireless revenue contribution anticipated to be reflected in third quarter 2026 results.

The Alpha Modus joint pilot is underway with integration for full market launch. SurgePays today is no longer a single product story. We are a fintech and mobile virtual network operator with multiple revenue channels, more than 200,000 wireless subscriber lines, a retail footprint of more than 9,000 convenience store locations, a customer acquisition engine that we own and operate in-house, signed wholesale wireless contracts on the HERO program, and a multi-year commercial integration framework with Alpha Modus. Every consumer we acquire is now a multi-product opportunity rather than a single product transaction. That is the model we have built. Q1 2026 is the first quarter where you can see it taking shape, and the operating work we did during the quarter is what makes the rest of the year actionable. Operator, we are now ready to open the call for questions.

Operator

Thank you. Ladies and gentlemen, we will now begin the question and answer session. To ask a question, please press star then one on your telephone keypad. If you would like to withdraw your question, please press star then two. We will pause momentarily to assemble our roster. Thank you. Our first question is coming from Ed Woo with Ascendiant Capital. Ed, your line is live.

Ed Woo

Analyst, Ascendiant Capital

Yeah. Congratulations on the progress and for taking my question. Congratulations on getting to the 200,000 subscribers. What do you think the long-term subscriber target is? You know, what is the market potential, and how happy would you be to reach a certain level?

Brian Cox

CEO, SurgePays

Hey, thanks for the question, Ed. That’s a loaded question because unfortunately, with the psychotic entrepreneurial mindset that most of the folks on our team have since we did come from this industry before the public company world, you know, the number is always more. That is one thing. As far as, you know, being happy and content are two different things. I think we’ll be happy once we’ve surpassed the 1 million subscriber mark. I think that’s just a subscriber mark that sets us apart and puts us in a special class that we’ve been shooting for. We’ve worked with companies in that in that arena. As you know, we have the third-party top-up platform.

We’re familiar with those companies, familiar with the management of those companies, and believe that we are as good as those companies and can pull that off, especially considering that, you know, we’re not just looking for subscribers under one prepaid brand or under one subsidized brand. The fact that we can bring the wholesale piece as well, I think that you’re gonna be pretty intrigued to see the numbers we can put up. One of the decisions we’ve made, you know, we learned last year that revenue for the sake of revenue isn’t necessarily what the market’s looking for. Sometimes we’ve, you know, tried to do things to please the market instead of sticking to our business plan.

You know, that’s just part of, I guess, the wisdom of running a company and balancing the business of doing business versus the public side of the business. I think what you’re gonna see is the fact that we pulled back and we said, “Hey, you know what? Instead of just scaling for the sake of scaling, let’s reduce our costs, if not eliminate the cost to acquire customer. Let’s do all this work now. Let’s effectively increase our margins. Let’s get this going to a point where we could scale. When we do scale, we’ll get exponentially that much more customers where we can rinse and repeat with the profit from those customers and get that 1 million number faster.” From an internal standpoint, Ed, 1 million is our number, and that would fall under the LinkUp and Torch Wireless brands.

We definitely wanna push far beyond that. We see what’s out there, we see the opportunities. Interestingly enough, with the subprime market continuing to grow, you know, it’s $138 million, you know, as of a brief that we’ve got on file last year. You know, we feel like we can definitely go after a number that far exceeds that $1 million.

Ed Woo

Analyst, Ascendiant Capital

Great. Going back to, you know, you mentioned about the subprime market seems to be, you know, growing, you know, in this K-shaped economy. What are you hearing from, you know, the convenience store owners or the, you know, people that do business with them? Are they able to benefit from, you know, I hate to say it, but the poor expanding or are people, you know, just being hurt all over?

Brian Cox

CEO, SurgePays

Let me take a step back and let me use some of my. You know, we’ve been working inside the prepaid and subsidized market for over 20 years. Our best runs as a collection of former operators that are now working under one banner, our best runs as companies, as entrepreneurs, have always been at times when it’s been most difficult financially. I think that’s for two reasons. Number one, if you provide a service that offers a value, then in a situation where there’s too much month, not enough check, I think that’s where you can, you know, you can box out and gain ground.

Number two, in that same situation where it’s too much month, not enough check, I think people stop going through the motions of the ruts in the road of their daily life, and they open their eyes a little bit wider for opportunities to save money. You know, for example, you may have someone wait in line for 20 minutes to save $0.10 on gas. Well, I mean, instead of just paying my prepaid wireless bill that I’ve done for the past year and a half without even thinking, and I’m gonna put $50 on the counter. Well, I just saw this poster.

I just saw you got a smart TV over there by the coffee machine that says you guys have a $30 plan that. I know that that encompasses what I use, and I can save $20 a month, and that means something to me when I’m working an hourly job. That’s where I think that the benefit comes in. Obviously, these convenience store owners, you know, the convenience stores nowadays in our the community markets that we work with, one of the reasons I love working with these people is they are the financial, the transaction nucleus of these communities. You know, they’re definitely gonna have a beat on what’s going on in the neighborhood.

For them to be able to offer value, look, that’s that much more money that consumer is still gonna spend inside that store, but they can buy other products as well.

Ed Woo

Analyst, Ascendiant Capital

Great. Well, thanks for giving me that color, and I do wish you guys good luck. Thank you.

Brian Cox

CEO, SurgePays

Thanks, Ed.

Operator

Thank you. Once again, ladies and gentlemen, if you do have a question, please press star one on your telephone keypad. Okay. It looks like we currently have no further questions on the lines at this time, so this will conclude our question and answer session and also our call. You may disconnect your lines at this time. Have a wonderful day, and we thank you for your participation.